Exhibit 10.1

CXApp Inc.

Khurram Sheikh – Offer Letter Page 1 of 6

March 29, 2023

Mr. Khurram P. Sheikh

Via email: khurram@cxapp.com

Dear Khurram,

CXApp Inc is pleased to offer you (“you” or “Employee”) the position of Chief Executive Officer (CEO) in accordance with the terms of this agreement (this “Agreement”). This is a full-time position whereby Employee will work in the San Francisco Bay Area. This offer is contingent upon favorable background checks, if applicable.

•	Employee’s base compensation will consist of an annual salary of $325,000, less payroll deductions and all required withholdings (“Base Salary”).

•	Employee shall devote substantially all his business time, attention, and energies to the business of the Company. Except as may otherwise be approved by the Company, during the term of this Agreement, Employee will not perform any services for any other business entity or person, whether such entity or person conducts a business which is competitive with the business of the Company or is engaged in any other business activity; provided, however, that nothing herein contained shall be construed as (a) preventing Employee from investing his personal assets in any business or businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on his part in the operation of the affairs of the entity in which such investment is made and in which his participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially, at any time, more than 5% of the equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Employee from engaging in any other activities, if he receives the prior written approval of the Board of Directors of the Company with respect to engaging in such activities.

In addition to Base Salary, you will be entitled to an annual bonus target of $325,000 (Target Bonus, 100% of base salary), less payroll deductions and all required withholdings (the “Bonus Amount”), which shall be paid no later than sixty (60) days after the close of each quarter or calendar year as applicable, and no bonus shall be paid if you are no longer employed by the Company on the date of payment. Bonus Amount will be subject to goals and objectives to be determined by consultation with the Board of Directors of the Company and based on a performance plan developed at the discretion of the compensation committee.

You will also be granted stock options to purchase 844,200 shares of Class A common stock of CXApp Inc. pursuant to its equity incentive plan (the “Incentive Plan”), subject to approval by its board of directors or compensation committee, as applicable (the “Stock Options”). The Stock Options will be governed by an Award Agreement (as defined in the Incentive Plan). The Stock Options will have an exercise price equal to the market price of CXApp Inc.’s Class A common stock as of the close of trading on the date of grant and a 2-year term, vesting over 24 months from the grant date at 1/2 per year, provided that you are employed by the Company when vesting is to occur.

Khurram Sheikh - Offer Letter

•	In the event of a Change in Control, the vesting of the Stock Options shall automatically be accelerated so that 100% of the unvested shares covered by such Stock Options shall be fully vested upon the consummation of the Change in Control. A “Change in Control” as used herein shall have the meaning ascribed to such term in the Incentive Plan. Employee will be eligible to participate in the equity incentive plans of the Company and/or its parent company and may receive awards thereunder subject to the terms and conditions of the Company’s and/or its parent company’s equity incentive plans in effect and the approval of the Company’s and/or its parent company’s Board of Directors, or a committee thereof, as applicable, at its discretion.

•	Employee’s base compensation will be paid semi-monthly, and Employee will report to the Company’s Board of Directors.

•	Employee is eligible to receive all benefits made available to full-time employees generally, including medical, dental, vision, life, disability, and 401K, in accordance with the Company’s senior executive employee policies.

•	Employee is eligible for five (5) weeks paid vacation, six (6) wellness days and ten (10) paid holidays annually, in accordance with, and subject to changes to, the Company’s policies. Currently, vacation days are accrued pro-rata per pay period.

•	Any travel and business expenses will be reimbursed upon the receipt of expense reports, which must be filed on a timely basis, in each case accordance with the Company’s policies.

•	Employee shall be fully indemnified by the Company and shall be a named party in any Directors and Officers liability policy of the Company.

•	During the term of Employee’s employment and for two (2) years thereafter, Employee will not cause or attempt to cause any employee of the Company or its affiliate entities to cease working for the Company or such affiliates. However, this obligation shall not affect any responsibility Employee may have as an employee of the Company with respect to the bona fide hiring and firing of the Company’s personnel.

•	Employee will not, during the period of his employment, for any reason, directly or indirectly, solicit the business of any customer of the Company or its affiliate entities for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by the Company or such affiliate. For a period of one (1) year after the termination of Employee’s employment, Employee will not, directly or indirectly, use any of the Company’s trade secrets in order to induce any of the Company’s customers to cease doing business with the Company or to induce them to become the customer of any other person or entity.

•	Employee’s employment with the Company may be terminated as follows:

(a)	Termination Without Just Cause.

(i)	The Company, in its sole discretion, may terminate Employee’s employment hereunder for any reason without Just Cause (as defined below), at any time, by notifying Employee in writing of its decision. Employee, in his sole discretion, may terminate his employment hereunder for any reason.

Khurram Sheikh - Offer Letter

(ii)	If (A) the Company terminates Employee’s employment hereunder without Just Cause or (B) Employee resigns from employment (1) as a result of and upon a material diminution of Employee’s duties, responsibilities, authority, position or a material reduction of Employee’s compensation and benefits, (2) the Company’s material breach of the terms of this Agreement, or (3) relocation of Employee’s primary work location by more than fifty (50) miles; the Company shall: (1) pay lump-sum to Employee his Base Salary then in effect, subject to customary payroll practices and withholdings, for twelve (12) months immediately after the date of termination or resignation; (2) no later than 15 days after termination or resignation, pay to Employee 100% of the value of the Target Bonus; (3) the vesting on all outstanding equity awards will be accelerated by 12 months; (4) upon termination or resignation, pay to Employee the value of any accrued but unpaid vacation time; (5) upon termination or resignation, pay to Employee any unreimbursed business expenses and travel expenses that are reimbursable under this Agreement that have been incurred by Employee, subject to the submission of any required documentation; and (6) upon termination or resignation pay any required COBRA premiums based on coverage then in effect for twelve (12) months.

(b)	Termination With Just Cause.

(i)	The Company may immediately terminate Employee’s employment hereunder for Just Cause (as defined below) at any time upon delivery of written notice to Employee.

(ii)	For purposes of this Agreement, the phrase “Just Cause” means: (A) Employee’s fraud, gross malfeasance, gross negligence or willful misconduct, with respect to the Company’s business affairs; (B) Employee’s refusal or repeated failure to follow the Company’s established reasonable and lawful written policies; (C) Employee’s material breach of this Agreement; or (D) Employee’s conviction of a felony or crime involving moral turpitude. A termination of Employee for Just Cause based on clause (A), (B) or (C) of the preceding sentence will take effect fifteen (15) business days after the Company gives written notice of its intent to terminate Employee’s employment and the Company’s description of the alleged cause, unless Employee, in the good-faith opinion of the Company, during such fifteen (15) business day period, remedies the events or circumstances constituting Just Cause.

(iii)	If Employee’s employment hereunder is terminated by the Company for Just Cause or Employee terminates his employment hereunder for any reason other than the reasons set forth in clause (a)(ii)(B) above, the Company will be required to pay to Employee only that portion of his Base Salary and accrued but unused vacation pay that has been earned through the date of termination.

(c)	Disability and Death.

Employee’s employment hereunder will be terminated immediately upon (i) Employee’s “Disability” for a period exceeding six (6) months in any twelve (12) month period, or (ii) Employee’s death. For purposes of this Agreement, “Disability” means Employee’s incapacity due to any physical or mental illness or injury, as determined by a licensed health care provider, which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation(s). Employee warrants, represents and agrees that holding open his position for a period in excess of those provided in this paragraph would not be a reasonable accommodation and would impose an undue hardship on the Company. If Employee’s employment is terminated due to such Disability or death, the Company will be required to pay to Employee or Employee’s estate, as the case may be, unrelated to any amounts that Employee may receive pursuant to any short-term and long-term disability plans or life insurance plans (as applicable), only his Base Salary, the value of any earned and accrued but unpaid bonus amounts and accrued but unpaid vacation pay earned through the date of termination, and to the extent required under the terms of any benefit plan or this Agreement, the vested portion of any benefit under such plan. Employee or Employee’s estate, as the case may be, will not by operation of this provision forfeit any rights in which Employee is vested at the time of Employee’s Disability or death.

Khurram Sheikh - Offer Letter

•	In the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), the parties agree that such Dispute shall be resolved by final and binding arbitration before a single arbitrator in San Francisco, California (or within 25 miles thereof), administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules then in effect. The arbitrator’s decision shall be final and binding upon the parties and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance.

The Company shall pay the direct costs and expenses of the arbitration, including arbitration and arbitrator fees. Except as otherwise provided by statute, Employee and the Company are responsible for their respective attorneys’ fees incurred in connection with enforcing this Agreement. Employee and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party.

•	This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations promulgated thereunder (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that no payments due under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, Employee shall not be considered to have terminated employment with the Company unless Employee would be considered to have incurred a “termination of employment” from Company within the meaning of Treasury Regulation §1.409A-1(h)(1)(ii).

Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of Employee’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall nonetheless be delayed until the first business day of the seventh (7th) month following Employee’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination. For purposes of this paragraph, Employee shall be a “specified employee” for the twelve (12) month period beginning on the first day of the fourth (4th) month following each “Identification Date” if he is a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) thereof) of Company at any time during the twelve (12) month period ending on the “Identification Date.” For purposes of the foregoing, the Identification Date shall be December 31.

Khurram Sheikh - Offer Letter

All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

•	Employee will be expected to abide by the Company’s written rules and written regulations as detailed in the Employee Handbook which Employee will receive and is required to sign as part of Employee’s onboarding package. Employee will also be expected to sign and comply with a Confidentiality Agreement, a Proprietary Information and Inventions Agreement, a Non-Disclosure Agreement and the Code of Business Ethics.

If any provision of this Agreement shall be declared, by a court of competent jurisdiction or arbitrator, to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any covenant or provision so expressed herein.

Please understand that nothing contained in this offer letter nor any other communication by a management representative is intended to create an expectation, promise or obligation of continued employment or the providing of benefits. Rather, it should be understood that Employee and the Company each have a right to terminate Employee’s employment for any reason at any time, and this status cannot be modified in any manner. Employee agrees to provide thirty (30) days’ advance written notice to the Company in the event Employee determines to terminate Employee’s employment with the Company. In addition, please understand that changes in compensation, benefits or other working conditions may occur during Employee’s employment and that such changes will not affect Employee’s at-will employment status.

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives, heirs and legatees. This Agreement constitutes a personal service agreement, and the performance of the Employee’s obligations hereunder may not be transferred or assigned by the Employee.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. If you are agreeable to the terms described herein, please sign below and return to us at your earliest convenience.

We are pleased that you will be joining us and look forward to working with you toward our mutual success.

Sincerely,

Di-Ann Eisnor

Chairperson

Compensation Committee

CXApp Inc.

Khurram Sheikh - Offer Letter

I hereby accept the full-time position of CEO for the Company, subject to the terms and conditions of this Agreement.

Accepted:	/s/ Khurram P. Sheikh	Date:	March 29, 2023